[Filed pursuant to Rule 433]

REVISED Term Sheet

RALI Series 2007-QA3 Trust

Mortgage Pass-Through Certificates,

Series 2007-QA3

Residential Accredit Loans, Inc.

Depositor

Residential Funding Company, LLC

Sponsor and Master Servicer

Deutsche Bank Trust Company Americas

Trustee

Residential Funding Securities, LLC

Lead Underwriter

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A BASE PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE BASE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE BASE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-888-523-3990.

This term sheet is not required to, and does not, contain all information that is required to be included in the base prospectus and the prospectus supplement for the offered certificates. The information in this term sheet is preliminary and is subject to completion or change.

The information in this term sheet, if conveyed prior to the time of your commitment to purchase any of the offered certificates, supersedes information contained in any prior similar term sheet, the term sheet supplement and any other free writing prospectus relating to those offered certificates.

This term sheet and the related term sheet supplement is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

April 12, 2007

Important notice about information presented in any final term sheet for any class of offered certificates, the term sheet supplement and the related base prospectus with respect to the offered certificates

We provide information to you about the offered certificates in three or more separate documents that provide progressively more detail:

•	the related base prospectus, dated December 6, 2006, which provides general information, some of which may not apply to the offered certificates;
•

the term sheet supplement, dated March 9, 2007, which provides general information about series of certificates issued pursuant to the depositor’s QA program, some of which may not apply to the offered certificates; and

•

this term sheet, which describes terms applicable to the classes of offered certificates described herein and provides a description of certain collateral stipulations regarding the mortgage loans and the parties to the transaction, and provides other information related to the offered certificates.

This term sheet provides a very general overview of certain terms of the offered certificates and does not contain all of the information that you should consider in making your investment decision. To understand all of the terms of a class of the offered certificates, you should read carefully this document, the term sheet supplement, and the entire base prospectus.

The related base prospectus may be found by visiting EDGAR on the SEC website at www.sec.gov.

The registration statement to which this offering relates is Commission File Number 333-140610.

If the description of the offered certificates in this term sheet differs from the description of the senior certificates in the related base prospectus or the term sheet supplement, you should rely on the description in this term sheet. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the term sheet supplement and the related base prospectus.

The information in this term sheet, if conveyed prior to the time of your contractual commitment to purchase any of the offered certificates, supersedes any information contained in any prior similar materials relating to such certificates. The information in this term sheet is preliminary, and is subject to completion or change. This term sheet is being delivered to you solely to provide you with information about the offering of the certificates referred to in this term sheet and to solicit an offer to purchase the certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the certificates, until we have accepted your offer to purchase certificates.

The certificates referred to in these materials are being sold when, as and if issued. The issuing entity is not obligated to issue such certificates or any similar security and the underwriter’s obligation to deliver such certificates is subject to the terms and conditions of the underwriting agreement with the issuing entity and the availability of such certificates when, as and if issued by the issuing entity. You are advised that the terms of the offered certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that certificates may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such certificates to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuing entity does not deliver such certificates, the underwriter will notify you, and neither the issuing entity nor any underwriter will have any obligation to you to deliver all or any portion of the certificates which you have committed to purchase, and none of the issuing entity nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

Neither the issuing entity of the certificates or any of its affiliates prepared, provided, approved or verified any statistical or numerical information presented herein, although that information may be based in part on loan level data provided by the issuing entity or its affiliates.

Risk Factors

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand the prepayment, credit, liquidity and market risks associated with that class. The offered certificates are complex securities. You should possess, either alone or together with an investment advisor, the expertise necessary to evaluate the information contained in this term sheet, the term sheet supplement and the related base prospectus for the offered certificates in the context of your financial situation and tolerance for risk. You should carefully consider, among other things, all of the applicable risk factors in connection with the purchase of any class of the offered certificates listed in the section entitled "Risk Factors" in the term sheet supplement.

Class	Pass-Through Rate	Final Certificate Principal Balance ($) (1)	Expected Initial Rating (S&P / Moody's) (2)	Designations
Offered Certificates
A-1	Adjustable Rate (3)	368,210,000	AAA/Aaa	Senior / Super Senior / Adjustable Rate
A-2	Adjustable Rate (4)	43,186,000	AAA/Aaa	Senior / Super Senior / Adjustable Rate
A-3	Adjustable Rate (5)	253,416,000	AAA/Aaa	Senior / Super Senior / Adjustable Rate
A-4	Adjustable Rate (6)	83,101,500	AAA/Aaa	Senior / Super Senior / Senior Support / Adjustable Rate
A-5	Adjustable Rate (7)	83,101,500	AAA/Aaa	Senior / Senior Support / Adjustable Rate
M-1	Adjustable Rate (8)	22,125,000	[AA/Aa2]	Mezzanine / Adjustable Rate
M-2	Adjustable Rate (9)	13,275,000	[A/A2]	Mezzanine / Adjustable Rate
M-3	Adjustable Rate (10)	3,540,000	[BBB+/Baa1]	Mezzanine / Adjustable Rate
M-4	Adjustable Rate (11)	3,097,500	[BBB/Baa2]	Mezzanine / Adjustable Rate
M-5	Adjustable Rate (12)	4,425,000	[BBB-/Baa3]	Mezzanine / Adjustable Rate
Total	Offered Certificates	$877,477,500

(1)	The initial Certificate Principal Balances presented in this term sheet are approximate and subject to a +/- 10% variance.

(2)

It is a condition to the issuance of the Class A-1 Certificates through the Class A-5 Certificates and Class M-1 Certificates through the Class M-5 Certificates that they be rated by at least two of the rating agencies. The rating agencies will include Standard & Poor’s, a division of McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”).

(3)

The Pass-Through Rate for the Class A-1 Certificates will be a per annum rate equal to One-Month LIBOR plus 0.[10]%.  If the Class A-1 Swap Contract terminates while the Class A-1 Certificates are still outstanding, the Pass-Through Rate for the Class A-1 Certificates will be the least of (i) One-Month LIBOR plus [17]%, (ii) the Net WAC Cap Rate and (iii) 14.00%.   Effective on and after the second payment date following the earliest eligible Optional Termination Date, the applicable Pass-Through Rate on the Class A-1 Certificates will equal (i) One-Month LIBOR plus [0.20]% if the Class A-1 Swap Contract has not terminated or (ii) One-Month LIBOR plus [0.34]% if the Class A-1 Swap Contract has terminated.

(4)

The Pass-Through Rate for the Class A-2 Certificates will be a per annum rate equal to the lesser of (i) One-Month LIBOR plus 0.[]% and (ii) the Net WAC Cap Rate and (iii) 14.00% per annum. Two months following the optional redemption date on the deal the Class A-2 Margin will increase to two times.

(5)

The Pass-Through Rate for the Class A-3 Certificates will be a per annum rate equal to the lesser of (i) One-Month LIBOR plus 0.[]% and (ii) the Net WAC Cap Rate and (iii) 14.00% per annum. Two months following the optional redemption date on the deal the Class A-3 Margin will increase to two times.

(6)

The Pass-Through Rate for the Class A-4 Certificates will be a per annum rate equal to the lesser of (i) One-Month LIBOR plus 0.[]% and (ii) the Net WAC Cap Rate and (iii) 14.00% per annum. Two months following the optional redemption date on the deal the Class A-4 Margin will increase to two times.

(7)

The Pass-Through Rate for the Class A-5 Certificates will be a per annum rate equal to the lesser of (i) One-Month LIBOR plus 0.[]% and (ii) the Net WAC Cap Rate and (iii) 14.00% per annum. Two months following the optional redemption date on the deal the Class A-5 Margin will increase to two times.

(8)

The Pass-Through Rate for the Class M-1 Certificates will be a per annum rate equal to the least of (i) One-Month LIBOR plus []%, (ii) the Net WAC Cap Rate and (iii) 14.00% per annum. Two months following the optional redemption date on the deal the Class M-1 Margin will increase to one and one half times.

(9)

The Pass-Through Rate for the Class M-2 Certificates will be a per annum rate equal to the least of (i) One-Month LIBOR plus []%, (ii) the Net WAC Cap Rate and (iii) 14.00% per annum. Two months following the optional redemption date on the deal the Class M-2 Margin will increase to one and one half times.

(10)

The Pass-Through Rate for the Class M-3 Certificates will be a per annum rate equal to the least of (i) One-Month LIBOR plus []%, (ii) the Net WAC Cap Rate and (iii) 14.00% per annum. Two months following the optional redemption date on the deal the Class M-3 Margin will increase to one and one half times.

(11)

The Pass-Through Rate for the Class M-4 Certificates will be a per annum rate equal to the least of (i) One-Month LIBOR plus []%, (ii) the Net WAC Cap Rate and (iii) 14.00% per annum. Two months following the optional redemption date on the deal the Class M-4 Margin will increase to one and one half times.

(12)

The Pass-Through Rate for the Class M-5 Certificates will be a per annum rate equal to the least of (i) One-Month LIBOR plus []%, (ii) the Net WAC Cap Rate and (iii) 14.00% per annum. Two months following the optional redemption date on the deal the Class M-5 Margin will increase to one and one half times.

COLLATERAL STIPULATIONS – MORTGAGE POOL CHARACTERISTICS

Mortgage Loan Type:	5/1, 5/6, 7/1 & 7/6 Alt A Hybrid Arm
Aggregate Stated Principal Balance (+/- 10%):	$885mm
Gross Weighted Average Coupon (+/- 0.10):	6.878%
Service Fee (+/- 0.10):	0.316%
Weighted Average Pass-thru Rate (+/- 0.10):	6.562%
Weighted Average Gross Margin (+/- 0.15):	2.455%
Weighted Average Cap at the Roll (+/- 0.15):	5.240%
Weighted Average Periodic Cap (+/- 0.15):	1.665%
Weighted Average Life Cap (+/- 0.15):	5.285%
Weighted Average Amortization Term (+/- 1 Month):	361.5
Weighted Average Original Term (+/- 1 Month):	360.0
Weighted Average Remaining Term (+/- 1 Month):	358.0
Months to Roll (+/- 1 Month):	60
Weighted Average LTV Ratio (+/- 5):	77.3%
California Concentration (+/- 10):	31.7%
Full/Alt documentation (+/- 5):	17.3%
Cash-out refinance (+/- 10):	22.7%
Second Home (+/- 10):	4.3%
Single Family Detached (+/- 10):	78.6%
Investor property (+/- 10):	15.3%
Interest Only Mortgage Loans (+/- 10):	87.4%
Weighted Average Non-zero FICO (+/- 10):	706.0
Average Mortgage Loan Balance (+/- 10%):	$316,921
Conforming Balance (+/- 10):	58.8%
Prepayment Penalty (+/- 10):	27.9%

The percentages set forth in the table above, other than any weighted averages, are percentages of the aggregate principal balance of the actual mortgage loan pool to be included in the trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date. Any weighted average is weighted based on the principal balance of the actual mortgage loans to be included in the trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date.

A percentage expressed in parenthesis for a category in the tables above reflects the percentage by which the number set forth for such category may vary in the actual mortgage pool included in the trust on the Closing Date. For example the Aggregate Stated Principal Balance of the mortgage loans in the trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date, could be lower or higher than the amount specified by as much as 10%.

A number expressed in parenthesis for a category in the tables above reflects the amount by which the number or percentage set forth for such category may vary in the actual mortgage pool included in the trust on the Closing Date. For example, the Cash Out Refinance percentage could vary from 12.7% to 32.7% of the aggregate principal balance of the actual mortgage loans included in trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date.

CERTAIN TRANSACTION INFORMATION

Underwriter:	Residential Funding Securities LLC

Significant Servicers:

Servicers that may subservice 10% or more by principal amount of the mortgage loans include Homecomings Financial, LLC, a wholly-owned subsidiary of Residential Funding and GMAC Mortgage, LLC, an affiliate of Residential Funding.

Significant Originators:

Originators that originated 10% or more of the mortgage loans include Homecomings Financial, LLC, a wholly-owned subsidiary of Residential Funding, GMAC Mortgage, LLC, an affiliate of Residential Funding and First National Bank of Nevada.

Certificate Swap
Counterparty:	HSBC Bank USA, N.A.

Class A-1 Swap
Contract Provider:	Deutsche Bank AG, NY Branch

Cut-off Date:	April 1, 2007.

Closing Date:	On or about April 27, 2007.

Distribution Date:	25th of each month, or the next business day if such day is not a business day, commencing in May 2007.

Assumed Final
Distribution Dates:	The distribution date in May 2037. The actual final distribution date could be substantially earlier.

Form of certificates:	Book-entry: Class A Certificates and Class M Certificates.

Minimum Denominations:

Class A Certificates and those classes of Class M Certificates rated in at least the second highest rating category by one of the rating agencies, in minimum denominations representing an original principal amount of $100,000 and integral multiples of $1,000 in excess thereof. All other classes of Class M Certificates in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof.

Senior Certificates:	Class A Certificates.

Subordinate Certificates:	Class M Certificates. The Subordinate Certificates will provide credit enhancement to the Senior Certificates.

ERISA:

Subject to the considerations contained in the term sheet supplement, the Offered Certificates, may be eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts assets.

In addition, if any of the Offered Certificates, are subject to any Swap Agreement, prior to the termination of the Supplemental Interest Trust, the Offered Certificates, may only be purchased by persons investing assets of employee benefit plans or individual retirement accounts assets if such person qualifies for the relief available under one or more of the following investor-based exemptions:

• Prohibited Transaction Class Exemption ("PTCE") 84-14, regarding transactions negotiated by independent "qualified professional asset managers";

• PTCE 90-1, regarding investments by insurance company pooled separate accounts;

• PTCE 91-38, regarding investments by bank collective investment funds;

• PTCE 95-60, regarding investments by insurance company general accounts; or

• PTCE 96-23, regarding transactions negotiated by certain “in-house asset managers”.

See “ERISA Considerations” in the term sheet supplement and in the related base prospectus.

SMMEA:

When issued the offered certificates rated in at least the second highest rating category by one of the rating agencies will be "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, or SMMEA, and the remaining classes of certificates will not be “mortgage related securities” for purposes of SMMEA.

See “Legal Investment” in the term sheet supplement and “Legal Investment Matters” in the related base prospectus.

Tax Status:

For federal income tax purposes, the depositor will elect to treat the portion of the trust consisting of the related mortgage loans and certain other segregated assets as one or more real estate mortgage investment conduits. The offered certificates will represent ownership of regular interests in a real estate mortgage investment conduit coupled, in the case of Adjustable Rate Certificates, with the right to receive Basis Risk Shortfall Carry-Forward Amounts, in the case of offered certificates benefiting from a yield maintenance agreement, with the right to receive payments thereunder and, in the case of offered certificates benefiting from a swap agreement, with an interest in a limited recourse notional principal contract. The offered certificates (exclusive of any right to receive Basis Risk Shortfall Carry-Forward Amounts, yield maintenance component or notional principal contract component) generally will be treated as representing ownership of debt for federal income tax purposes. You will be required to include in income all interest and original issue discount, if any, on such certificates in accordance with the accrual method of accounting regardless of your usual methods of accounting. For federal income tax purposes, the Class R Certificates for any series will represent residual interests in a real estate mortgage investment conduit.

For further information regarding the federal income tax consequences of investing in the offered certificates, see “Material Federal Income Tax Consequences” in the term sheet supplement and in the related base prospectus.

Credit Enhancement

A.

Excess Cash Flow – For any Distribution Date, the sum of (i) the excess of the Available Distribution Amount over the sum of (a) the interest distribution amount for the certificates and (b) the principal remittance amount, (ii) any overcollateralization reduction amount, and (iii) any amounts received by the supplemental interest trust under the Certificate Swap Agreement for that Distribution Date. Excess Cash Flow may be used to protect the Class A Certificates and Class M Certificates against realized losses by making an additional payment of principal to cover the amount of the realized losses.

B.

Overcollateralization – The initial aggregate principal balance of the Mortgage Loans is expected to exceed the initial aggregate certificate principal balance of the Certificates by approximately $[7,080,000]. This amount represents approximately [0.80]% of the aggregate principal balance of the Mortgage Loans and is the initial amount of overcollateralization required to be provided.

C.

Subordination – If the Class M Certificates remain outstanding, losses on the mortgage loans which are not covered by Excess Cash Flow or Overcollateralization will be allocated to the Class M Certificates with the lowest payment priority, and the other classes of certificates will not bear any portion of such losses, except as described in the term sheet supplement. If none of the Class M Certificates are outstanding and if there is no Excess Cash Flow or overcollateralization, all such losses will be allocated pro rata, to the Class A Certificates, provided, however, that such losses otherwise allocable to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates will be allocated first to the Class A-5 Certificates until the Certificate Principal Balance of the Class A-5 Certificates has been reduced to zero and then such losses otherwise allocable to the Class A-1, Class A-2 and Class A-3 Certificates will be allocated first to the Class A-4 Certificates until the Certificate Principal Balance of the Class A-4 Certificates has been reduced to zero.

D.

Certificate Swap Agreement – Credit enhancement for the Class A Certificates and Class M Certificates will include net payments made by the Certificate Swap Counterparty to the supplemental interest trust trustee pursuant to the Certificate Swap Agreement.

See “Description of the Certificates—Allocation of Losses” in the term sheet supplement.

Advances

For any month, if the Master Servicer does not receive the full scheduled payment on a mortgage loan, the Master Servicer will advance funds to cover the amount of the scheduled payment that was not made. However, the Master Servicer will advance funds only if it determines that the advance will be recoverable from future payments or collections on that mortgage loan.

See “Description of the Certificates—Advances” in the term sheet supplement.

Optional Termination

On any distribution date on which the aggregate outstanding principal balance of the mortgage loans as of the related determination date is less than 10% of their aggregate stated principal balance as of the cut-off date, the master servicer may, but will not be required to:

•	purchase from the trust all of the remaining mortgage loans, causing an early retirement of the certificates; or
•	purchase all of the certificates.

Under either type of optional purchase, holders of the outstanding certificates are entitled to receive the outstanding certificate principal balance of the certificates in full with accrued interest, as and to the extent described in the term sheet supplement. However, any optional purchase of the remaining mortgage loans may result in a shortfall to the holders of the most subordinate classes of certificates outstanding, if the trust then holds properties acquired from foreclosing upon defaulted loans. In either case, there will be no reimbursement of losses or interest shortfalls allocated to the certificates.

See “Pooling and Servicing Agreement—Termination” in the term sheet supplement and “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” in the related base prospectus.

Basis Risk Shortfall

With respect to any class of Class A Certificates and Class M Certificates and any distribution date on which the Net WAC Cap Rate is used to determine the Pass-Through Rate of that class of certificates, an amount equal to the excess of (x) accrued certificate interest for that class of certificates calculated at a rate equal to the One Month LIBOR plus the related Margin, over (y) accrued certificate interest for that class calculated using the Net WAC Cap Rate, as defined below.

Net WAC Cap Rate

With respect to any Distribution Date and the Class A Certificates and Class M Certificates, (i) the weighted average of the Net Mortgage Rates of the Mortgage Loans as of the end of the calendar month immediately preceding the month in which such Distribution Date occurs, weighted on the basis of the Stated Principal Balance of each Mortgage Loan, and multiplied by a fraction the numerator of which is 30 and the denominator of which is the actual number of days in the related Interest Accrual Period for such certificates, minus (ii) the product of (a) a fraction, expressed as a percentage, the numerator of which is the amount of any net certificate swap payments or Certificate Swap Termination Payment not due to a Certificate Swap Counterparty Trigger Event owed to the Certificate Swap Counterparty as of such Distribution Date and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans before giving effect to distributions of principal to be made on that Distribution Date, and (b) a fraction expressed as a percentage, the numerator of which is 360 and the denominator of which is the actual number of days in the related Interest Accrual Period.

Optional Termination Date

The first Distribution Date on which the Master Servicer can exercise its right to purchase the Mortgage Loans and other remaining assets from the Trust as described in the prospectus supplement.

Priority of Distributions

Distributions to the holders of the Certificates will be made generally as follows:

A.

From the Available Distribution Amount, distribution of accrued and unpaid interest (less any prepayment interest shortfalls not covered by compensating interest or any Relief Act Shortfalls) to the holders of Certificates to the extent of the Available Distribution Amount, (after payment of the Expense Fee Rate) in the following order of priority:

(i)	To the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates, pro rata;
(ii)	To the Class M-1 Certificates;
(iii)	To the Class M-2 Certificates;
(iv)	To the Class M-3 Certificates;
(v)	To the Class M-4 Certificates; and
(vi)	To the Class M-5 Certificates.

B.	The Principal Distribution Amount will be distributed as follows:
(i)	To the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates, pro rata, until the Certificate Principal Balances thereof are reduced to zero;
(ii)	To the Class M-1 Certificates, the Class M-1 Principal Distribution Amount, until the certificate principal balance of the Class M-1 Certificates is reduced to zero;
(iii)	To the Class M-2 Certificates, the Class M-2 Principal Distribution Amount, until the certificate principal balance of the Class M-2 Certificates is reduced to zero;
(iv)	To the Class M-3 Certificates, the Class M-3 Principal Distribution Amount, until the certificate principal balance of the Class M-3 Certificates is reduced to zero;
(v)	To the Class M-4 Certificates, the Class M-4 Principal Distribution Amount, until the certificate principal balance of the Class M-4 Certificates is reduced to zero; and
(vi)	To the Class M-5 Certificates, the Class M-5 Principal Distribution Amount, until the certificate principal balance of the Class M-5 Certificates is reduced to zero.

Certificate Swap Agreement

On the Closing Date, the Supplemental Interest Trust Trustee will enter into a Certificate Swap Agreement with the Certificate Swap Counterparty, as described in the prospectus supplement. The Certificate Swap Agreement will have an initial notional amount of $842,800,000.01. Under the Certificate Swap Agreement, the supplemental interest trust will be obligated to pay an amount equal to 5.16% per annum on the notional amount as set forth in the Certificate Swap Agreement to the Certificate Swap Counterparty (fixed payments) and the Certificate Swap Counterparty will be obligated to pay to the supplemental interest trust, for the benefit of the holders of the Offered Certificates, an amount equal to one-month LIBOR on the notional amount (floating payments) as set forth in the Swap Agreement until the Swap Agreement is terminated. Fixed payments are based on a 30/360 convention with no adjustment for business day convention. The floating payments are based on an actual/360 convention with the business days following convention. Only the net amount of the two obligations will be paid by the appropriate party (the “Net Certificate Swap Payment”). See the attached Preliminary Certificate Swap Schedule.

As of the date hereof, the long-term debt of the Certificate Swap Counterparty has been assigned a rating of AA by Standard & Poor's and Aa2 by Moody's Investors Services. As of the date hereof, the short-term debt of the Certificate Swap Counterparty has been assigned a rating of A-1+ by Standard & Poor's and P-1 by Moody's Investors Services.

The Certificate Swap Agreement and any payments made by the Certificate Swap Counterparty thereunder will be assets of the supplemental interest trust but will not be assets of any REMIC. Upon early termination of the Certificate Swap Agreement, the supplemental interest trust or the Certificate Swap Counterparty may be liable to make a termination payment (the ‘‘Certificate Swap Termination Payment’’) to the other party (regardless of which party caused the termination). The Certificate Swap Termination Payment will be computed in accordance with the procedures set forth in the Certificate Swap Agreement. In the event that the supplemental interest trust Trustee, on behalf of the supplemental interest trust, is required to make a Certificate Swap Termination Payment, that payment will be paid on the related Distribution Date, and on any subsequent Distribution Dates until paid in full, and, if such Certificate Swap Termination Payment is not due as a result of the occurrence of a Certificate Swap Counterparty Trigger Event (as defined in the Certificate Swap Agreement), such payment will be prior to distributions to Certificateholders.

Class A-1 Swap Contract

On the Closing Date, the Supplemental Interest Trust Trustee will enter into a Class A-1 Swap Contract with the Class A-1 Swap Contract Provider as described in the prosectus supplement. Under the Class A-1 Swap Contract, the supplemental interest trust will be obligated to pay to the Class A-1 Swap Contract Provider for the Class A-1 Swap Contract an amount equal to the product of (a) the lesser of (1) the Pass-Through Rate of the Class A-1 Certificates for that Distribution Date and (2) the weighted average adjusted net mortgage rate (as defined herein), (b) a notional amount equal to the lesser of (1) the class Certificate Principal Balance of the Class A-1 Certificates immediately prior to that Distribution Date and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the prior calendar month (after giving effect to principal prepayments received in the prepayment period related to that prior Due Date) and (c) the number of days in the related calculation period (calculated on the basis of the actual number of days) divided by 360. In addition, on the business day preceding each Distribution Date on or prior to the Class A-1 Swap Contract termination date, the Class A-1 Swap Contract Provider will be obligated to pay to the Supplemental Interest Trust Trustee an amount equal to the product of (a) the Pass-Through Rate of the Class A-1 Certificates for that Distribution Date and (b) a notional amount equal to the lesser of (1) the Certificate Principal Balance of the Class A-1 Certificates immediately prior to that Distribution Date and (2) the aggregate Stated Principal Balance of the

Mortgage Loans as of the Due Date in the prior calendar month (after giving effect to principal prepayments received in the prepayment period related to that prior Due Date) and (c) the number of days in the related calculation period (calculated on the basis of the actual number of days) divided by 360.

On each Distribution Date, to the extent that the amount payable by the supplemental interest trust exceeds the amount payable by the Class A-1 Swap Contract Provider, the Trustee will be required to deduct from the Available Distribution Amount the amount of that excess and, in its capacity as Supplemental Interest Trust Trustee, to remit the amount of that excess to the Class A-1 Swap Contract Provider for the Class A-1 Swap Contract. To the extent that the amount payable by the Class A-1 Swap Contract Provider exceeds the amount payable by the Supplemental Interest Trust Trustee, the Class A-1 Swap Contract Provider will be required to pay to the Supplemental Interest Trust Trustee the amount of that excess, reduced (but not below zero) by any amount received by the Supplemental Interest Trust Trustee on that Distribution Date with respect to the Certificate Swap Agreement that is used to pay current interest and interest carry forward amounts on the Class A-1 Certificates. Any net payment received by the Supplemental Interest Trust Trustee from the Class A-1 Swap Contract Provider will be used to pay remaining current interest on the Class A-1 Certificates. Any such net payment will not be available to cover any amounts on any other class of Certificates.

Excess Cash Flow Distributions

On any Distribution Date, the Excess Cash Flow and subsequent recoveries received by the Master Servicer with respect to any defaulted Mortgage Loan will be allocated among the certificates as set forth in the term sheet supplement in the following order of priority:

(i)

as part of the Principal Distribution Amount, to pay to the holders of the Class A Certificates and Class M Certificates, in the priority described under “Priority of Distributions” above, in reduction of their Certificate Principal Balances, the principal portion of realized losses previously allocated to reduce the Certificate Principal Balance of any class of Class A Certificates or Class M Certificates and remaining unreimbursed, but only to the extent of subsequent recoveries for that Distribution Date;

(ii)

as part of the Principal Distribution Amount, to pay to the holders of the Class A Certificates and Class M Certificates, in the priority described under “Priority of Distributions” above, in reduction of their Certificate Principal Balances, the principal portion of realized losses incurred on the Mortgage Loans for the preceding calendar month;

(iii)

to pay the holders of the Class A Certificates and Class M Certificates as part of the Principal Distribution Amount, in the priority described under “Priority of Distributions” above, any Overcollateralization Increase Amount;

(iv)

to pay the holders of Class A Certificates and Class M Certificates, the amount of any Prepayment Interest Shortfalls allocated thereto for that Distribution Date, on a pro rata basis based on Prepayment Interest Shortfalls allocated thereto, to the extent not covered by the Eligible Master Servicing Compensation on that Distribution Date;

(v)

to pay to the holders of the Class A Certificates and Class M Certificates, any Prepayment Interest Shortfalls remaining unpaid from prior Distribution Dates together with interest thereon, on a pro rata basis based on unpaid prepayment interest shortfalls previously allocated thereto;

(vi)

to pay to the holders of the Class A Certificates, in the priority described under “Priority of Distributions” above, if applicable, and then to the Class M-1, Class M-2, Class M-3, Class M-4 and Class M-5 Certificates in that order of priority, the amount of any Basis Risk Shortfalls remaining unpaid as of that Distribution Date;

(vii)

to pay to the holders of the Class A Certificates, in the priority described under “Priority of Distributions” above, if applicable, Class M Certificates , the amount of any Relief Act Shortfalls allocated thereto, on a pro rata basis based on Relief Act Shortfalls allocated thereto for that Distribution Date;

(viii)

to pay to the holders of the Class A Certificates, in the priority described under “Priority of Distributions” above, if applicable, and then to the Class M-1, Class M-2, Class M-3, Class M-4 and Class M-5 Certificates in that order of priority, the principal portion of any realized losses previously allocated thereto that remain unreimbursed;

(ix)

to the Certificate Swap Counterparty, an amount equal to any Certificate Swap Termination Payment owed to the Certificate Swap Counterparty due to a Certificate Swap Counterparty Trigger Event pursuant to the Certificate Swap Agreement; and

(x)	pay to the holders of the Class SB Certificates and Class R Certificates any balance remaining, in accordance with the terms of the pooling and servicing agreement.

Principal Remittance Amount

For any Distribution Date, the sum of the following amounts: (i) the principal portion of all scheduled monthly payments on the Mortgage Loans received or advanced with respect to the related due period; (ii) the principal portion of all proceeds of the repurchase of Mortgage Loans or, in the case of substitution, amounts representing a principal adjustment as required in the pooling and servicing agreement during the preceding calendar month; and (iii) the principal portion of all other unscheduled collections received on the Mortgage Loans during the preceding calendar month including, without limitation, full and partial principal prepayments made by the respective mortgagors, to the extent not distributed in the preceding month but excluding subsequent recoveries.

Principal Distribution Amount

For any Distribution Date, the lesser of (a) the excess of (x) the available distribution amount over (y) the interest distribution amount and (b) the sum of (x) the Principal Remittance Amount for the Mortgage Loans and (y) the Excess Cash Flow to the extent distributable as principal to cover realized losses on the Mortgage Loans and to reach the Required Overcollateralization Amount minus any Overcollateralization Reduction Amount and certain other amounts with respect to servicing modifications as set forth in the pooling and servicing agreement.

Class A Principal Distribution Amount

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that Distribution Date, the Principal Distribution Amount for that Distribution Date or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of (a) the Principal Distribution Amount for that Distribution Date and (b) the excess, if any, of (x) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to that Distribution Date over (y) the lesser of (i) the product of the applicable Subordination Percentage and the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans after giving affect to the distributions to be made on such Distribution Date minus the Overcollateralization Floor.

Class M-1 Principal Distribution Amount

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that Distribution Date, the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of (a) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount and (b) the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates, after taking into account the payment of the Class A Principal Distribution Amount for that Distribution Date and (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to that Distribution Date over (y) the lesser of (i) the product of the applicable Subordination Percentage and the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date minus the Overcollateralization Floor.

Class M-2 Principal Distribution Amount

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that Distribution Date, the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount and the Class M-1 Principal Distribution Amount, or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of (a) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount and the Class M-1 Principal Distribution Amount and (b) the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates and Class M-1 Certificates, after taking into account the payment of the Class A Principal Distribution Amount and Class M-1 Principal Distribution Amount for that Distribution Date and (ii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to that Distribution Date over (y) the lesser of (i) the product of the applicable Subordination Percentage and the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date minus the Overcollateralization Floor.

Class M-3 Principal Distribution Amount

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that Distribution Date, the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount and the Class M-2 Principal Distribution Amount or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of (a) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount and the Class M-2 Principal Distribution Amount and (b) the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates, Class M-1 Certificates and Class M-2 Certificates, after taking into account the payment of the Class A Principal Distribution Amount, Class M-1 Principal Distribution Amount, and Class M-2 Principal Distribution Amount for that Distribution Date and (ii) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to that Distribution Date over (y) the lesser of (i) the product of the applicable Subordination Percentage and the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date minus the Overcollateralization Floor.

Class M-4 Principal Distribution Amount

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that Distribution Date, the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount, the Class M-2 Principal Distribution Amount and the Class M-3 Principal Distribution Amount or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of (a) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount, the Class M-2 Principal Distribution Amount and the Class M-3 Principal Distribution Amount and (b) the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates, Class M-1 Certificates, Class M-2 Certificates and Class M-3 Certificates, after taking into account the payment of the Class A Principal Distribution Amount, Class M-1 Principal Distribution Amount, Class M-2 Principal Distribution Amount and Class M-3 Principal Distribution Amount for that Distribution Date and (ii) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to that Distribution Date over (y) the lesser of (i) the product of the applicable Subordination Percentage and the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date minus the Overcollateralization Floor.

Class M-5 Principal Distribution Amount

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that Distribution Date, the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount, the Class M-2 Principal Distribution Amount, the Class M-3 Principal Distribution Amount and the Class M-4 Principal Distribution Amount or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of (a) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount, the Class M-2 Principal Distribution Amount, the Class M-3 Principal Distribution Amount and the Class M-4 Principal Distribution Amount and (b) the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates, Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates and Class M-4 Certificates, after taking into account the payment of the Class A Principal Distribution Amount, Class M-1 Principal Distribution Amount, Class M-2 Principal Distribution Amount, Class M-3 Principal Distribution Amount and Class M-4 Principal Distribution Amount for that Distribution Date and (ii) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to that Distribution Date over (y) the lesser of (i) the product of the applicable Subordination Percentage and the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date minus the Overcollateralization Floor.

Allocation of Losses

Any realized losses will be allocated in the following order of priority:

(i)	To Excess Cash Flow for the related Distribution Date;
(ii)	To the overcollateralization amount, until it has been reduced to zero;
(iii)	To the Class M-5 Certificates, until the certificate principal balance thereof has been reduced to zero;
(iv)	To the Class M-4 Certificates, until the certificate principal balance thereof has been reduced to zero;
(v)	To the Class M-3 Certificates, until the certificate principal balance thereof has been reduced to zero;
(vi)	To the Class M-2 Certificates, until the certificate principal balance thereof has been reduced to zero;
(vii)	To the Class M-1 Certificates, until the certificate principal balance thereof has been reduced to zero; and,
(viii)

To the Class A Certificates, on a pro rata bases, provided, however, that such losses otherwise allocable to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates will be allocated first to the Class A-5 Certificates until the Certificate Principal Balance of the Class A-5 Certificates has been reduced to zero and then such losses otherwise allocable to the Class A-1, Class A-2 and Class A-3 Certificates will be allocated first to the Class A-4 Certificates until the Certificate Principal Balance of the Class A-4 Certificates has been reduced to zero.

Trigger Event [subject to change]

A Trigger Event is in effect with respect to any distribution date on or after the Stepdown Date if either (a) the Sixty-Plus Delinquency Percentage, as determined on that distribution date, exceeds [40.00] % of the Senior Enhancement Percentage for that distribution date or (b) the aggregate amount of Realized Losses on the mortgage loans as a percentage of the initial aggregate Stated Principal Balance as of the cut-off date exceeds the applicable amount set forth below:

(i)	May 2009 to April 2010: [0.20]% with respect to February 2009, plus an additional 1/12th of 0.30% for each month through April 2010.
(ii)	May 2010 to April 2011: [0.50]% with respect to February 2010, plus an additional 1/12th of 0.40% for each month through April 2011.
(iii)	May 2011 to April 2012: [0.90]% with respect to February 2011, plus an additional 1/12th of 0.35% for each month through April 2012.
(iv)	May 2012 to April 2013: [1.25]% with respect to February 2012, plus an additional 1/12th of 0.25% for each month through April 2013.
(v)	May 2013 and thereafter: [1.50]%.

Stepdown Date

The earlier of (x) the first distribution date following the distribution date on which the aggregate principal balance of the Class A Certificates are reduced to zero and (y) the later to occur of (i) the distribution date in May 2010 and (ii) the first Distribution Date on which the Senior Enhancement Percentage is greater than or equal to two times the initial credit enhancement percentage for the Class A Certificates.

Subordination Percentage

With respect to each class of Class A Certificates and Class M Certificates, the respective approximate percentage set forth in the table below:

Class	Subordination Percentage
A	87.80%
M-1	92.80%
M-2	95.80%
M-3	96.60%
M-4	97.30%
M-5	98.30%

Period	Distribution Date	Notional Balance ($)	Period	Distribution Date	Notional Balance ($)
1	May-2007	842,800,000.01	31	Nov-2009	344,430,416.75
2	Jun-2007	818,039,340.51	32	Dec-2009	334,305,170.74
3	Jul-2007	794,005,670.26	33	Jan-2010	324,477,354.25
4	Aug-2007	770,677,655.08	34	Feb-2010	314,938,235.51
5	Sep-2007	748,034,586.62	35	Mar-2010	305,679,338.98
6	Oct-2007	726,056,363.99	36	Apr-2010	296,692,437.84
7	Nov-2007	704,723,475.96	37	May-2010	287,969,546.62
8	Dec-2007	684,016,983.64	38	Jun-2010	279,502,914.24
9	Jan-2008	663,918,503.76	39	Jul-2010	271,285,017.04
10	Feb-2008	644,410,192.30	40	Aug-2010	263,308,552.15
11	Mar-2008	625,474,728.71	41	Sep-2010	255,566,431.01
12	Apr-2008	607,095,300.57	42	Oct-2010	248,051,773.07
13	May-2008	589,255,588.68	43	Nov-2010	240,757,899.70
14	Jun-2008	571,939,883.12	44	Dec-2010	233,678,328.28
15	Jul-2008	555,132,670.08	45	Jan-2011	226,806,766.39
16	Aug-2008	538,819,025.22	46	Feb-2011	220,137,106.34
17	Sep-2008	522,984,462.06	47	Mar-2011	213,663,419.65
18	Oct-2008	507,614,919.11	48	Apr-2011	207,379,951.80
19	Nov-2008	492,696,747.42	49	May-2011	201,281,117.21
20	Dec-2008	478,216,698.45	50	Jun-2011	195,361,494.19
21	Jan-2009	464,161,912.40	51	Jul-2011	189,615,820.19
22	Feb-2009	450,519,906.73	52	Aug-2011	184,038,987.11
23	Mar-2009	437,278,565.16	53	Sep-2011	178,626,036.78
24	Apr-2009	424,426,126.86	54	Oct-2011	173,372,156.52
25	May-2009	411,951,176.11	55	Nov-2011	168,272,616.56
26	Jun-2009	399,842,632.08	56	Dec-2011	163,322,944.05
27	Jul-2009	388,089,739.09	57	Jan-2012	158,518,737.66
28	Aug-2009	376,682,057.05	58	Feb-2012	153,855,725.26
29	Sep-2009	365,609,452.17	59	Mar-2012	149,311,889.37
30	Oct-2009	354,862,088.01	60	Apr-2012	144,901,588.20

* The Preliminary Certificate Swap Agreement Schedule is indicative and subject to change